For Immediate release:

Exhibit 99.1
Contact: Warren R. Wilkinson
Republic Airways Holdings
Tel. (317) 484- 6042

Republic Airways Holdings Announces First Quarter 2007 Results

Indianapolis, Indiana, (April 25, 2007) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $290.4 million for the quarter ended March 31, 2007, a 12.9% increase, compared to $257.3 million for the same period last year.  The Company reported net income of $19.3 million for the quarter ended March 31, 2007, a 14.1% improvement over the $16.9 million reported in the prior year’s first quarter. The Company also reported earnings per diluted share of $0.44, compared to $0.39 for the same period last year.  The primary items of significance affecting the first quarter of 2007 are outlined below.

First Quarter Highlights
Excluding reimbursement for fuel expense, which is a pass-through cost to our partners, passenger revenues increased 26.7% for the first quarter of 2007. This increase was primarily as a result of a 24.8% increase in available seat miles (ASMs) to 2.5 billion ASMs, up from 2.0 billion ASMs and a 23.1% increase in block hours. These increases reflect the addition of 25 E170/175 regional jet aircraft placed into service since March 31, 2006 and 14 CRJ-200 regional jet aircraft placed into service during the first quarter of 2007.

Total operating expenses for the first quarter of 2007, including interest expense but excluding fuel charges (which are reimbursable by the Company’s major partners), of $194.1 million, increased approximately 25.4% from $154.8 million for the same quarter of 2006. Operating cost per ASM (CASM), including interest expense but excluding fuel, remained unchanged at 7.9¢.

During the quarter the Company took delivery of four new 86-seat E175 regional jets which were placed into fixed-fee service for US Airways. The Company entered into fixed rate debt financing arrangements for these aircraft. The Company also took delivery of ten 50-seat CRJ-200 regional jet aircraft on short-term leases which were placed into service with Continental. At present, the Company is operating 25 regional jets for Continental, 17 CRJ-200s and 8 E145s. Additionally the Company began service for Frontier Airlines with four 70-seat aircraft that had been delivered in 2006. At March 31, 2007, the Company’s fleet consisted of 189 regional jets including 95 E145 family aircraft, 76 E170 aircraft, 4 E175 aircraft and 14 CRJ200 aircraft.

On March 13, 2007, the Company amended its agreements with Delta Air Lines. The amendments provide for the cancellation of the Company’s warrants of 3,435,000 shares of common stock that had been issued to Delta, a decrease in the Company’s block hour reimbursement rates of approximately 3% for the sixteen 70-seat aircraft and the twenty-four 50-seat aircraft operated for Delta, and the early removal of the fifteen 37-seat aircraft between September 2008 and April 2009. The Company was also granted a pre-petition, unsecured general claim in the amount of $91 million. These agreements were approved by the Bankruptcy Court on March 27, 2007.

On March 16, 2007, the Company entered into an agreement with WexAir LLC, the company's former majority stockholder, to purchase two million shares of its Common Stock, par value $.001 per share, at a price of $20.50 per share, for total consideration of $41,000,000. The transaction settled on March 21, 2007.

Recent Developments
In April, the Company sold its $91 million pre-petition unsecured creditor claim against Delta Air Lines for approximately $44.6 million.

In order to reduce operational disruptions resulting from higher than planned pilot attrition and the integration of the CRJ fleet, the Company has reduced scheduled ASMs and block hours by approximately 3-4% for the months of May through September of 2007. The Company’s website has been updated with adjusted ASM and block hour forecasts for the remainder of 2007. The Company still expects to add a total of 54 regional jet aircraft to its fixed-fee operations during 2007, but at a more moderate integration pace than was previously planned.

Balance Sheet Information
At March 31, 2007 the Company had $156.5 million in cash and cash equivalents compared to $195.5 million as of December 31, 2006.  The Company’s long-term debt increased to $1.54 billion as of March 31, 2007, compared to $1.48 billion at December 31, 2006. All of the Company’s long-term debt is at fixed interest rates, and is secured by the aircraft. The Company also has significant long-term operating lease obligations.  At a 7% discount factor, the present value of these lease obligations was approximately $743.5 million as of March 31, 2007.

Corporate Information
Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on more than 1,000 flights daily to 108 cities in 36 states, Canada, Mexico and the Bahamas through airline services agreements with six U.S. airlines. All flights are operated under the airline partner brand, such as AmericanConnection, Delta Connection, United Express, US Airways Express, Continental Express and Frontier. The airlines currently employ more than 3,800 aviation professionals and operate 189 regional jet aircraft.

The Company will conduct a telephone briefing to discuss its first quarter results tomorrow, April 26th, at 10:30 a.m. EDT. For those wishing to participate please call 866-510-0705 and for international calls please dial 617-597-5363, the password is 59541385. A live Webcast of this briefing will also be available online at www.rjet.com - investor relations.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.

REPUBLIC AIRWAYS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and Shares in Thousands, Except per Share Amounts)
(Unaudited)

Financial Highlights	Three Months Ended March 31,
	2007	2006	Change
OPERATING REVENUES
Passenger	$284,402	$248,176	14.6%
Other	6,041	9,168	-34.1%
Total operating revenues	290,443	257,344	12.9%

OPERATING EXPENSES
Wages and benefits	50,742	40,145	26.4%
Aircraft fuel	66,949	76,523	-12.5%
Landing fees	12,052	8,594	40.2%
Aircraft and engine rent	27,034	20,352	32.8%
Maintenance and repair	27,006	22,381	20.7%
Insurance and taxes	4,046	4,292	-5.7%
Depreciation and amortization	24,510	21,418	14.4%
Other	23,275	15,722	48.0%
Total operating expenses	235,614	209,427	12.5%
OPERATING INCOME	54,829	47,917	14.4%

OTHER INCOME (EXPENSE)
Interest expense	(25,404)	(21,869)	16.2%
Other income	2,786	1,966	41.7%
Total other income (expense)	(22,618)	(19,903)	13.6%

INCOME BEFORE INCOME TAXES	32,211	28,014	15.0%

INCOME TAX EXPENSE	12,931	11,114	16.3%

NET INCOME	19,280	16,900	14.1%
PER SHARE, BASIC	$0.45	$0.40	12.5%
PER SHARE, DILUTED	$0.44	$0.39	12.8%
Weighted Average Common Shares
Basic	42,626	41,836	1.9%
Diluted	44,306	42,944	3.2%

Unaudited Operating Highlights

Operating Highlights	Three Months Ended March 31,
	2007	2006	Change
Passenger Revenues, excluding fuel (000)	217,453	171,653	26.7%
Passengers carried	3,250,296	2,555,248	27.2%
Revenue passenger miles (000)	1,710,698	1,374,290	24.5%
Available seat miles (000)	2,452,784	1,965,202	24.8%
Passenger load factor	69.7%	69.9%	-0.2 pts
Cost per available seat mile, including interest expense (cents)	10.64	11.77	-9.6%
Fuel cost per available seat mile (cents)	2.73	3.89	-29.8%
Cost per available seat mile, excluding fuel expense (cents)	7.91	7.88	0.4%
Operating Aircraft at period end:
37-50 seat regional jets	109	95	14.7%
70+ seat regional jets	80	57	40.4%
Block hours	149,739	121,632	23.1%
Departures	83,098	69,156	20.2%
Average daily utilization of each aircraft (hours)	10.3	10.2	1.0%
Average aircraft stage length (miles)	519	524	-1.0%